Exhibit 21

Equity LifeStyle Properties, Inc.
Subsidiaries of Registrant

State of Incorporated or Organization
MHC Operating Limited Partnership	Illinois
Realty Systems, Inc.	Delaware
MHC T1000 Trust	Maryland
MHC Calco Trust, Inc.	Maryland